Exhibit 99.1
May 3, 2022

Dear Fellow Shareholders of CIM Real Estate Finance Trust, Inc.,

2021 was a successful year for CMFT. We continued to execute our business plan, becoming a leading commercial credit-focused REIT and ending the year bigger, stronger and more diversified than the prior year. As of March 31, 2022, CMFT’s $6.6 billion portfolio consisted of 44.8% owned real estate assets and 55.2% credit investments.

At the end of 2021, we accomplished our goal of selling our entire shopping center portfolio for more than $1.32 billion, of which approximately $1.1 billion has closed, with the remainder expected to close in May of this year. Proceeds from this sale, along with the disposition of other non-core assets, are being deployed into our core business of senior secured loans and long dated net lease assets.

Our goal is to create value for our shareholders by providing sustainable and increasing distributions as we deploy capital and grow earnings, while maintaining our financial discipline. In addition, we are focused on pursuing multiple methods to increase liquidity for all shareholders, including a potential future public listing of our stock.1

We remain committed to managing CMFT to provide the greatest benefits for shareholders. We thank you for your continued trust and support.

Sincerely,
Richard Ressler
Chairman of the Board of Directors, Chief Executive Officer and President
CIM Real Estate Finance Trust, Inc.
Co-Founder and Principal, CIM Group
1) There is no guarantee that a public listing will take place in the expected timeframe or at all.

Cautionary Statement Regarding Forward-Looking Information
This communication includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Statements can generally be identified as forward-looking because they include words such as “believes,” “anticipates,” “expects,” “would,” “could,” or words of similar meaning. Statements that describe future plans and objectives are also forward-looking statements. These statements are based on the current expectations of management for CMFT and on currently available industry, financial and economic data. Actual results may vary materially from those expressed or implied by the forward-looking statements, which are subject to a number of risks and uncertainties, many of which are out of the control of such companies, including, but not limited to, those associated with the risk that a public listing of securities or other liquidity opportunities may not be realized in within an expected time period or at all; the availability of and access to the capital markets or other financing sources, the availability of suitable investment or disposition opportunities; the impact of the COVID-19 pandemic on the operations and financial condition of CMFT and the real estate industry in which it operates, including with respect to occupancy rates, rent deferrals and the financial condition of their respective tenants; general financial and economic conditions, which may be affected by government responses to the COVID-19 pandemic; legislative and regulatory changes; and other factors, including those set forth in the section entitled “Risk Factors” in CMFT’s most recent Annual Report on Form 10-K, and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and other reports filed by CMFT with the SEC, copies of which are available on the SEC’s website, www.sec.gov. Forward-looking statements are not guarantees of performance or results and speak only as of the date such statements are made. Except as required by law, CMFT does not undertake any obligation to update or revise any forward-looking statement in this communication, whether to reflect new information, future events, changes in assumptions or circumstances or otherwise.